April 13, 1998

PERSONAL AND CONFIDENTIAL

Mr. Brian Priddy
1314 Lakewood Drive
McKinney, TX 75070

Dear Brian:

     It is a pleasure to confirm our discussion offering you the position of Senior Vice President, Stores of The Bombay Company, Inc. ("Company" or "Bombay"), effective on or before May 4, 1998 (your first day of active employment hereinafter referred to as the "Hire Date"). In this capacity you will report directly to me.

     Your annualized base salary in this position will be $180,000. In addition, you will participate in the Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its business plan for fiscal 1998, you will be eligible to receive a bonus of up to 48% of base salary. The earned bonus amount will be determined based upon Company results and your personal performance as judged by me, the CEO and the Board of Directors. For fiscal 1998 only, your bonus will be not less than $43,200. Bonuses are paid in a lump sum following the end of each fiscal year.

     You will receive a restricted stock grant of 15,000 shares under the Company's 1996 Long-Term Incentive Stock Plan, which will vest and be delivered to you according to the following schedule: 1,500 shares on the first anniversary of your Hire Date; 4,500 shares on the second anniversary of your Hire Date; and 9,000 shares on the third anniversary of your Hire Date. You must be actively employed at the end of each respective anniversary period in order to become vested in the shares.

     You will receive an initial grant of nonqualified options covering 30,000 shares of Bombay stock plus incentive stock options equal to $100,000 in face value based upon Bombay's closing stock price on your Hire Date. All options will have an exercise price equal to the closing price of Bombay stock on your Hire Date. These options shall vest and may be exercised in whole or in part at the rate of 33 1/3% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant.

     Your employment is at-will and may be terminated by the Board at any time, with or without cause. Nevertheless, during the first year of employment, if you are terminated not for cause, there will be a twelve (12) month continuation of base salary. After one year of employment, if you are terminated not for cause, you will receive twelve (12) months of salary continuation, six (6) months guaranteed and six (6) months subject to offset by earnings from subsequent employment.

     You are eligible to participate in The Bombay Company 401(k) Savings and Stock Ownership Plan after one year of employment. Under this plan, Bombay currently contributes 75% of up to 5% of your compensation, which may be invested in the various options available in the plan.

     After 60 days of employment you will receive company paid life insurance equal to 11/2 times your compensation at plan. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection Plan, which pays 100% of your salary for a maximum of 13 weeks, and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $8,500 per month for as long as you remain totally disabled up to age 65. If disability begins after age 62, payments would commence on a sliding scale based on your age at time of disability. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium. The Company also offers supplemental life and personal accident insurance programs available to you at low group rates. The Company will provide gap benefits for life and disability coverage during the first 60 days of your employment.

     You will be eligible to join our Medical and Dental Plan after 60 days of employment. The cost of the plan is shared by the Company and the employee.
The premiums are currently tax exempt under a section of the IRS tax code. The Company will reimburse you for COBRA expense actually incurred by you for coverage during the first 60 days of your employment.

     In the event of a Change of Control, as defined in Exhibit "A," attached hereto, the restricted stock and stock options granted to you shall immediately vest and be deliverable to you or exercisable by you commencing on such date of the Change of Control event. The severance provisions of this letter will likewise become operational at your election in such a Change of Control event.

     You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

     I look forward to your joining The Bombay Company, Inc. We are pleased that you have indicated your acceptance of this offer. Please call me if you have any questions.

     For our records, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.

                                   Sincerely yours,

                                   /s/ CARMIE MEHRLANDER

                                   Carmie Mehrlander
                                   President and Chief Operating Officer

CM/gg
Attachment

/s/ BRIAN PRIDDY                             April 17, 1998
_______________________________________      ___________________
Brian Priddy                                 Date


                                      July 14, 1998

PERSONAL AND CONFIDENTIAL

Mr. Steve Woodward
823 Woodburn Drive
Brentwood, Tennessee 37027

Dear Steve:

     It is a pleasure to confirm our discussion offering you the position of Senior Vice President, General Merchandising Manager of The Bombay Company, Inc. ("Company" or "Bombay"), effective no later than August 3 (your first day of active employment hereinafter referred to as the "Hire Date"). In this capacity you will report directly to me.

     Your annualized base salary (which includes car allowance) in this position will be $210,000. In addition, you will participate in the Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its business plan for fiscal 1998, you will be eligible to receive a bonus of up to 40% of base salary. The earned bonus amount will be determined based upon Company results and your personal performance as judged by me, the CEO and the Board of Directors. For fiscal 1998 only, your bonus will be guaranteed at $42,000. Bonuses are paid in a lump sum following the end of each fiscal year.

     You will receive a restricted stock grant of 15,000 shares of Bombay common stock under the Company's 1996 Long-Term Incentive Stock Plan, which will vest and be delivered to you according to the following schedule: 1,500 shares on the first anniversary of your Hire Date; 3,000 shares on the second anniversary of your Hire Date; and 10,500 shares on the third anniversary of your Hire Date. You must be actively employed at the end of each respective anniversary period in order to become vested in the shares.

     You will receive a two year equivalent initial grant of stock options covering 85,000 shares of Bombay stock, which will include incentive stock options equal to $100,000 in face value based upon Bombay's closing stock price on your Hire Date. Options covering 42,500 shares (including the incentive options) will have an exercise price equal to the average of the high and low quoted price of Bombay stock on your Hire Date. The remaining 42,500 options will have an exercise price which shall be the average of the high and low quoted price on your Hire Date plus the lesser of $.60 per share or 10% of such average price. These options shall vest and may be exercised in whole or in part at the rate of 33 1/3% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant. You will be eligible for additional option grants in the year 2000.

     Your employment is at-will and may be terminated by the Board at any time, with or without cause. Separation pay for this level position, if you are terminated not for cause, is generally not less than six (6) months continuation of base salary.

     You are eligible to participate in The Bombay Company 401(k) Savings and Stock Ownership Plan after one year of employment. Under this plan, Bombay currently contributes 75% of up to 5% of your compensation, which may be invested in the various options available in the plan.

     After 90 days of employment you will receive company paid life insurance equal to 11/2 times your compensation at plan. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection Plan, which pays 100% of your salary for a maximum of 13 weeks, and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $8,500 per month for as long as you remain totally disabled up to age 65. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium. The Company also offers supplemental life and personal accident insurance programs available to you at low group rates. The Company will provide gap benefits for life and disability coverage during the initial non-eligible periods of your employment.

     You will be eligible to join our Medical and Dental Plan after 90 days of employment. The cost of the plan is shared by the Company and the employee.
The premiums are currently tax exempt under a section of the IRS tax code. The Company will reimburse you for COBRA expense actually incurred by you for coverage during the first 90 days of your employment.

     You are entitled to three (3) weeks vacation per year following one year of employment under the current Company policy. For the balance of fiscal year 1998, you will have seven (7) days of vacation time.

     In the event of a Change of Control, as defined in Exhibit "A," attached hereto, the restricted stock and stock options granted to you shall immediately vest and be deliverable to you or exercisable by you commencing on such date of the Change of Control event.

     With respect to relocation, Bombay will pay all reasonable costs of packing and moving your furniture and household effects including your personal vehicles from Brentwood to the Fort Worth area. In addition, the Company will pay a maximum of $10,000 for commuting and other relocation related incidental expenses. The Company will assist in the arrangements with one of the moving companies with whom it has a corporate contract. Additionally, the Company will, for a period of up to 90 days (extendable for an additional period not to exceed 90 days by approval of the CEO or COO), pay for an apartment or similar interim accommodation in the Fort Worth area. All taxable moving expenses will be grossed-up for federal income taxes.

     Regarding the sale of your home in Brentwood, the Company will pay selling related expenses not to exceed 6% of the sale price of your home, which shall include real estate commissions, attorney fees, title fees, etc. Bombay will also pay expenses you incur in the purchase of a new home in the Fort Worth area not to exceed 2% of the purchase price.

     Should you voluntarily elect to terminate your employment with the Company within one year of the Hire Date, you agree to repay to The Bombay Company, Inc. all relocation dollars advanced, reimbursed or incurred on your behalf during the relocation process.

     You have advised the Company that you are a party to one or more agreements or understandings with your current employer, Service Merchandise, under which demand may be made for you to reimburse certain relocation expenses and bonus payments relative to your employment with Service Merchandise and earlier departure from Pier 1. Bombay hereby agrees to assist in the resolution of and to indemnify you from any liability or expenses actually incurred by you from claims arising out of the relocation or bonus payments, including attorneys fees, if any, in disputing or negotiating such claims.

     You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

     I look forward to your joining The Bombay Company, Inc. We are pleased that you have indicated your acceptance of this offer. Please call me if you have any questions.

     For our records, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.

                                   Sincerely yours,

                                   /s/ CARMIE MEHRLANDER

                                   Carmie Mehrlander
                                   President and Chief Operating Officer

CM/brm

/s/ STEVE WOODWARD                           July 20, 1998
_______________________________________      ___________________
Steve Woodward                               Date



                                    September 3, 1998

PERSONAL AND CONFIDENTIAL

Ms. Cathy S. Pringle
5733 Clarendon Drive
Plano, TX 75093

Dear Cathy:

     It is a pleasure to confirm our discussion offering you the position of Vice President, Marketing of The Bombay Company, Inc. ("Company" or "Bombay"), effective no later than September 18, 1998 (your first day of active employment hereinafter referred to as the "Hire Date"). In this capacity you will report directly to me.

     Your annualized base salary in this position will be $132,000. In addition, you will participate in the Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its business plan for fiscal 1998, you will be eligible to receive a bonus of up to 25% of base salary. The earned bonus amount will be determined based upon Company results and your personal performance as judged by me, the CEO and the Board of Directors. For fiscal 1998 only, your bonus will be guaranteed at $12,000. Bonuses are paid in a lump sum following the end of each fiscal year.

     You will receive a grant of stock options covering 24,000 shares of Bombay stock, which will include incentive stock options equal to $100,000 in face value based upon Bombay's closing stock price on your Hire Date. The options (including the incentive options) will have an exercise price equal to the average of the high and low quoted price of Bombay stock on your Hire Date, and shall vest and may be exercised in whole or in part at the rate of 33 1/3% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant.

     Your employment is at-will and may be terminated by the Board at any time, with or without cause.

     You are eligible to participate in The Bombay Company 401(k) Savings and Stock Ownership Plan after one year of employment. Under this plan, Bombay currently contributes 75% of up to 5% of your compensation, which may be invested in the various options available in the plan. You will be eligible to participate in the Company's Stock Purchase Program, with the Company matching contribution as approved by the Board of Directors upon completion of six (6) months service.

     After 90 days of employment you will receive company paid life insurance equal to 11/2 times your compensation at plan. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection Plan, which pays 100% of your salary for a maximum of 13 weeks, and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $8,500 per month for as long as you remain totally disabled up to age 65. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium. The Company also offers supplemental life and personal accident insurance programs available to you at low group rates.

     You will be eligible to join our Medical and Dental Plan after 90 days of employment. The cost of the plan is shared by the Company and the employee.
The premiums are currently tax exempt under a section of the IRS tax code. The Company will reimburse you for COBRA expense of $490 per month for coverage during the first 90 days of your employment.

     You are entitled to three (3) weeks vacation per year. For the balance of calendar year 1998, you will have seven (7) days of vacation time.

     In the event of a Change of Control, as defined in Exhibit "A," attached hereto, the stock options granted to you shall immediately vest and be exercisable by you commencing on such date of the Change of Control event. Further, if you are terminated as a result of the Change of Control, you shall be paid salary continuation (base salary only) plus COBRA reimbursement for a period of six (6) months.

     With respect to relocation, Bombay will pay all reasonable costs of packing and moving your furniture and household effects from Plano to the Fort Worth area to an amount not to exceed $20,000 without prior approval, provided such relocation occurs within 18 months of your Hire Date. The Company will assist in the arrangements with one of the moving companies with whom it has a corporate contract. All taxable moving expenses will be grossed-up for federal income taxes.

     Regarding the sale of your home in Plano, the Company will pay selling related expenses not to exceed 6% of the sale price of your home, which shall include real estate commissions, attorney fees, title fees, etc. Bombay will also pay expenses you incur in the purchase of a new home in the Fort Worth area not to exceed 2% of the purchase price.

     You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

     I look forward to your joining The Bombay Company, Inc. We are pleased that you have indicated your acceptance of this offer. Please call me if you have any questions.

     For our records, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.

                                   Sincerely yours,

                                   /s/ CARMIE MEHRLANDER

                                   Carmie Mehrlander
                                   President and Chief Operating Officer

CM/gg

/s/ CATHY S. PRINGLE                         September 4, 1998
_______________________________________      ___________________
Cathy S. Pringle                             Date




                                  EXHIBIT "A"

     A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

     (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

   (ii) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

   (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.